Exhibit 4.1

THE PAYMENTS OF THE AMOUNTS DUE UNDER THE SENIOR NOTES ARE SUBJECT TO THE CONDITIONS SET FORTH IN AGREEMENTS WITH THE SENIOR LENDERS OF IRON BRIDGE MORTGAGE FUND, LLC, AN OREGON LIMITED LIABILITY COMPANY (THE “COMPANY”), INCLUDING THAT CERTAIN SUBORDINATION AGREEMENT BETWEEN THE COMPANY AND WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.

IRON BRIDGE MORTGAGE FUND, LLC

SENIOR SECURED DEMAND NOTE SUBSCRIPTION AGREEMENT

This Senior Secured Demand Note Subscription Agreement (this “Subscription Agreement”) is entered into by and among Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company (the “Company”), and the investor identified on the signature page hereto (the “Investor”) in connection with the Investor’s purchase of senior secured demand notes (the “Senior Notes”) issued by the Company pursuant to the Senior Secured Demand Note Purchase Agreement by and among the Company, the Investor, and the other Investors party thereto (the “Purchase Agreement”). Capitalized terms used but not defined in this Subscription Agreement have the meanings ascribed to them in the Purchase Agreement.

The Investor hereby subscribes to purchase Senior Notes issued by the Company, and the Investor hereby agrees as follows:

1. Senior Note Purchase and Loan. The Investor agrees to purchase a Senior Note by loaning the total note subscription amount specified on the signature page of this Subscription Agreement (the Investor’s “Senior Note Subscription Amount”) to the Company pursuant to the terms of, and at the times required by, the Purchase Agreement. Payment of the Senior Note Subscription Amount shall be made in cash by check or by wire transfer pursuant to instructions provided by the Company.

2. Adoption. If the Subscription Agreement is accepted by the Company pursuant to Section 3 below, the Investor hereby agrees to be bound by all of the terms and provisions of the Purchase Agreement and Security Agreement and to perform all obligations therein imposed upon a Senior Noteholder with respect to the Senior Notes.

3. Acceptance of Subscription; Delivery of Purchase Agreement. The Investor understands and agrees that this subscription is made subject to the following terms and conditions:

(a) The Company reserves the right to review the suitability of any person desiring to purchase the Senior Notes and, in connection with such review, to waive such suitability standards as to such person as the Company deems appropriate under applicable law.

(b) The Company shall have no obligation to accept subscriptions in the order received.

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(c) The Company in its discretion may elect to take whatever action it deems in the best interest of the Company to collect any amounts owing to the Company.

(d) The Senior Notes subscribed by this Subscription Agreement shall be issued only in the name of the Investor, and the Investor agrees to comply with the terms of the Purchase Agreement and to execute any and all further documents necessary in connection with becoming a Senior Noteholder.

(e) Investor acknowledges that, in the Company’s discretion: (i) this Subscription Agreement may be rejected by Company, accepted by Company as to a portion only of the Senior Note Subscription Amount, or accepted by Company in the entire Senior Note Subscription Amount; and (ii) that the purchase of the Senior Note subscribed for and the issuance of the Senior Note may be made effective by Company as of the next closing held by the Company. Investor understands that, by written notice to the Company, Investor may withdraw or modify its subscription at any time prior to its acceptance by the Company and issuance of the Senior Note.

(f) Investor acknowledges that the cash received by the Company from each subscriber prior to the closing of the sale of Senior Notes will be deposited into an interest-bearing or non-interest bearing account (the “Subscription Account”) pursuant to the Purchase Agreement, and all interest earned thereon will accrue to the benefit of the Company. Concurrently with the delivery of this Subscription Agreement, Investor will deposit an amount equal to the Senior Note Subscription Amount by wire transfer to the Subscription Account, or will provide Company a personal check made payable to the Company in readily available funds in the amount of the Senior Note Subscription Amount, for the purpose of depositing such amount in the Subscription Account. Instructions for deposit of the Senior Note Subscription Amount to the Subscription Account will be provided by the Company.

(g) The Investor authorizes the Company to transfer cash deposited by Investor in the Subscription Account to the Company’s general accounts upon the Company’s acceptance of this Subscription Agreement and the issue of the Senior Note, provided, however, (i) that the amount of such transferred payment shall not exceed the Principal of the Senior Note purchased, and (ii) in the event that the Company does not accept the full Senior Note Subscription Amount, any excess funds are returned to Investor as provided in the Purchase Agreement.

(h) Investor acknowledges that accrued interest on the Senior Note will be payable monthly and will be distributed to Investor. If Investor desires that the interest payment be rolled over into the Senior Note Principal, by adding such amount to the principal amount of the Senior Note, instead of being distributed directly to Investor, Investor has so instructed Manager by checking the box provided on the signature page to this Agreement. Investor acknowledges that the Company may, in its sole discretion, approve or reject the request to roll over Interest in lieu of direct distributions to Investor. Investor represents that it has consulted with its own tax advisors of the possible consequences of the rollover of interest prior to making this decision. Investor understands that interest rolled-over into principal is thereafter subject to the restrictions on withdrawal or prepayment governing withdrawal or prepayment of principal.

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(i) The Company has the discretion to close the offering at any time. The Company also has the discretion to extend the closing date.

4. Company’s Conditions to Closing. The Company’s obligation to sell Senior Notes to the Investor is subject to acceptance by the Company of the Investor’s subscription (“Acceptance”) and, after Acceptance, to fulfillment, prior to or at the time of such admission, of each of the following conditions subsequent:

(a) The Investor makes, completes and delivers with this Subscription Agreement the Investor Representations and Questionnaire accompanying this Subscription Agreement (the “Investor Representations”), which shall be incorporated in and deemed an integral part of this Subscription Agreement as though fully set forth herein;

(b) The representations and warranties of the Investor set forth in this Subscription Agreement and the Investor Representations shall be true and correct at the time of the sale and issuance of the Senior Note;

(c) The Investor has deposited a cash sum in the Subscription Account equal to the Senior Note Subscription Amount; and

(d) All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Manager and to the Company, and the Manager, the Company or Company Counsel shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

5. Survival of Agreements, Representations and Warranties. All agreements, representations and warranties contained herein, in the Investor Representations, or made in writing by or on behalf of the Investor, the Company or the Manager in connection with the transactions contemplated by this Subscription Agreement shall survive the execution of this Agreement and the Purchase Agreement, any investigation at any time made by the Investor, the Company or the Manager or on behalf of any of them and the sale and purchase of the Senior Notes and payment therefore. Upon Acceptance, the Purchase Agreement, Security Agreement and Subscription Agreement shall be binding on the heirs, executors, administrators, successors, and assigns of the Investor.

6. Withholding. The Company is required to withhold a certain portion of the taxable income and gain allocated or distributed to each Investor unless the Investor provides documentation confirming that such Investor is not subject to withholding, or is subject to a reduced rate of withholding. The following information is provided to assist the Investor in complying with the U.S. rules for backup withholding and withholding with respect to income earned by foreign persons. This information is only a summary and is not a substitute for the advice of a tax advisor. Each Investor is urged to consult with a tax advisor concerning the application of the U.S. withholding rules to such Investor.

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The type of documentation required by the Investor is a function of whether the Investor is a Foreign Person. “Foreign Persons” include nonresident aliens, foreign corporations, foreign partnerships, foreign trusts or foreign estates (as each of those terms is defined in the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations). In the case of entities that are disregarded for purposes of U.S. tax law (e.g., fiscally transparent entities with a single owner that have not elected to be taxed as a corporation for U.S. tax purposes), such entities are treated as U.S. Persons or Foreign Persons depending on the residence and status of their owners, rather than on where the disregarded entities are organized. Thus, an investor that is a U.S. disregarded entity with a foreign owner will generally be treated as a Foreign Person and should complete and submit the appropriate Form W-8 based on the owner’s status. An investor that is a foreign disregarded entity with a U.S. owner will generally be treated as a U.S. Person and should complete and submit Form W-9.

Summary guidelines will be provided for the benefit of those Foreign Persons required to provide Form W-8. These guidelines are not a substitute for independent advice by legal or tax advisors of any Investor who believes he, she or it may qualify as a Foreign Person.

(a) The Investor is a U.S. Person, has completed IRS Form W-9 and agrees to notify the Managing Member within sixty (60) days if the Investor ceases to be a U.S. Person.

(b) The investor is a Foreign Person, has completed and provided either Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY (along with any accompanying withholding certificates, if appropriate), in accordance with the instructions included with the appropriate form. Each of these forms and their instructions is included as part of the documents accompanying this Subscription Agreement. These forms must be updated and provided again to the Company in certain circumstances, as described in the printed instructions provided with each form.

7. Counterparts. The Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8. Amendments. Neither this Subscription Agreement nor any term hereof may be changed, waived, discharged or terminated without the written consent of the Investor and the Company.

9. Assignment. This Subscription Agreement is not transferable or assignable by the Investor without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.

10. Parties. If the Investor is more than one person, the obligations of the Investor shall be joint and several and the representations and warranties shall be deemed to be made by and be binding on each such person and its, his or her heirs, executors, administrators, successors, and assigns.

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11. Governing Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its conflicts of laws principles.

[Signatures of the Parties Appear on the Following Page]

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IN WITNESS WHEREOF, the parties have executed this SENIOR NOTE SUBSCRIPTION AGREEMENT as of the date first written above.

INVESTOR (if an individual)	INVESTOR (if an entity)

Legal Name of Entity

Signature	Signature of Authorized Person

Print Name	Print Name, Title

Date	Date

Signature	Signature of Authorized Person

Print Name	Print Name, Title

Date	Date

AMOUNT OF REQUESTED SUBSCRIPTION ($):

☐	New Subscription

☐	Incremental Investments, Original Subscription Dated

MONTHLY INTEREST ROLLOVER ELECTION (please select one):

☐	Reinvest 100% of Monthly Interest (Added to Principal)

☐	Receive 100% Distribution of Monthly Interest in form of ACH

☐	Receive $ Distribution in form of ACH, Reinvest Balance (Added to Principal)

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IRON BRIDGE MORTGAGE FUND, LLC
an Oregon limited liability company

BY:	IRON BRIDGE MANAGEMENT GROUP, LLC an Oregon limited liability company its Manager

BY:
Gerard Stascausky, Managing Director

☐	Received Signed Senior Secured Promissory Note Purchase Agreement
☐	Received Signed and Completed Investor Representations and Questionnaire
☐	Received Evidence of Entity’s Authority to Invest (if Applicable) (see Section 1(a) of Investor Representations and Questionnaire)
☐	Received Applicable Tax Forms
☐	Received Signed Security Agreement

Amount Accepted	Date Accepted

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